Exhibit 8.2

Beijing Dacheng Law Offices, LLP (Shanghai)

www.dentons.cn

16F/22F, 5 Corporate Avenue, No. 150 Hubin Road, Shanghai 200021, P.R. China

Telephone: + 86 21-58785888 Fax: + 86 21-58786866

Date: August 3, 2021

To:

Meihua International Medical Technologies Co., Ltd. (the “Company”)

88 Tongda Road, Touqiao Town

Guangling District, Yangzhou, 225000, PRC

Re: Legal Opinion Regarding Certain PRC Law Matters

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Meihua International Medical Technologies Co., Ltd. (the “Company”)，solely in connection with (A) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed initial public offering (the “Offering”) by the Company of a certain number of the Company’s American depositary shares (the “ADSs”), each representing a certain number of Class A ordinary shares of par value US$0.0005 per share of the Company, and (B) the proposed issuance and sale of the ADSs and the proposed listing and trading of the ADSs on the [Nasdaq Global Market].

A.  Definition

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitrate body in the PRC; (B) “PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislation of the PRC effective and available to the public as of the date hereof; (C) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (D) “the Company” means Meihua International Medical Technologies Co., Ltd.; (E) “Kangfu” means Kangfu International Medical Co., Ltd.;（F）“Yangzhou Huada” means Yangzhou Huada Medical Device Co., Ltd.; (G)“Jiangsu Yada”means Jiangsu Yada Technology Group Co., Ltd.; (H) “Jiangsu Huadong” means Jiangsu Huadong Medical Device Industrial Co., Ltd.; （I）“Guanghui” means Yangzhou Guanghui Medical Technology Co., Ltd.; (J)“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement; and (K) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, which has been merged into the State Administration for Market Regulation, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

B.  Assumptions

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1) the genuineness of all the signatures, seals and chops;

(2) the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4) that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5) that all information (including factual statements) provided to us by the Company, Kangfu, Yangzhou Huada, Jiangsu Yada, Jiangsu Huadong and Guanghui in response to our enquirers for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, Kangfu, Yangzhou Huada, Jiangsu Yada, Jiangsu Huadong and Guanghui have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7) that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and

(9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

C. Opinion

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1) With Respect to the Corporate Structure

The ownership structure of the Company and its affiliates, currently does not and immediately after giving effect to the Offering, will not result in any violation of the applicable PRC Laws is currently valid, binding and enforceable in accordance with its terms and applicable PRC Laws.

(2) With respect to the M&A Rules

The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required under the M&A Rules for the Offering because (i) the equity structure of the Company belongs to a direct holding structure, and the overseas financing subject directly controls the wholly foreign-owned enterprise (WFOE) established in China through the Hong Kong subsidiary, rather than the Variable Interest Entity (VIE) structure; (ii) Yangzhou Huada was established on December 24, 2001. It was a Sino-foreign joint venture at the beginning of its establishment, which was prior to the date when M&A Rules became effective; and (iii)there is no statutory provision that clearly classifies the contractual arrangements as transactions regulated by the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(3) Taxation

The statements set forth in the Registration Statement under the heading “Taxation-People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(4) Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “PRC Regulation”, “Enforceability of Civil Liabilities”, and “Legal Matters”, insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true, correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(5) Industry supervision

1)	According to Article 6 of the Measures for Cybersecurity Review (Draft for Comments) issued on July 21, 2021, operators that possess personal information of more than one million users must report to the Cybersecurity Review Office for cybersecurity review when they go abroad for listing. Enterprises involved in network data security are subject to key restrictions by government in their listing. However, our listing won’t be subject to review under China’s proposed Measures for Cybersecurity Review.

2)	Article 13 of the Opinions on Further Reducing Students' Homework Burden and off Campus Training Burden at the Stage of Compulsory Education, issued in July 2021, stipulates that discipline training institutions shall not list for financing and capitalization operation is strictly prohibited; listed companies shall not invest in discipline training institutions through stock market financing, and shall not purchase the assets of discipline training institutions by issuing shares or paying cash. The listing of enterprises involved in education and training industry is subject to the key restrictions by government, whereas the business scope of Group Company does not involve in education and training.

D. Qualifications

This opinion is subject to the following qualifications:

(1) Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2) PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3) Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4) Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5) This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(6) The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(7) We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8) This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently. This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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/s/ Jinjuan Shi
Beijing Dacheng Law Offices, LLP (Shanghai)